[ALLSPRING FUNDS LETTERHEAD]

December 1, 2023

Allspring Funds Trust
525 Market Street
San Francisco, California 94105

Re: Shares of Beneficial Interest of

Allspring Funds Trust (the “Trust”)

Ladies/Gentlemen:

I am Senior Counsel of Allspring Funds Management, LLC (the “Company”), investment manager and administrator to the Allspring Funds. I have acted as Counsel to the Company in connection with the issuance and sale of shares by the Allspring Funds.

I refer to the prospectus/proxy statement and statement of additional information contained in the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) of Allspring Funds Trust relating to the registration and issuance of shares of beneficial interest (the “Shares”), each Share representing an interest in Allspring Asset Allocation Fund, Allspring Small Company Value Fund, Allspring Special Mid Cap Value Fund, and Allspring Spectrum Moderate Growth Fund, each a series of the Trust. The Shares will be issued and sold pursuant to the Agreement and Plans of Reorganization (the “Plan”), as described in the prospectus/proxy statement.

I have been requested by the Trust to furnish this opinion as an exhibit to the Registration Statement.

Based upon and subject to the foregoing, I am of the opinion that, the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

I consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Maureen Towle

Maureen Towle
Senior Counsel
Allspring Funds Management, LLC